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                                                                      Exhibit 5


                                     [LETTERHEAD]





                                   October 21, 1997



Cincinnati Bell Inc.
201 East Fourth Street
Cincinnati, Ohio 45202

              Re: Cincinnati Bell Inc. Form S-8 Registration Statement Cincinnati Bell Inc. Retirement Savings Plan
                   --------------------------------------------

Gentlemen:

    We are counsel for Cincinnati Bell Inc., an Ohio corporation (the "Company"), which is named as the registrant in the Registration Statement on Form S-8 which is being filed on or about October 22, 1997 with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 1,200,000 additional common shares, par value $1.00 per share (the "Common Shares"), of the Company offered pursuant to the Cincinnati Bell Inc. Retirement Savings Plan (the "Plan").

    As counsel for the Company, we have participated in the preparation of the Registration Statement. In addition, we are generally familiar with the records and proceedings of the Company. Furthermore, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of corporate records or documents of the Company and such representations of officers of the Company as we have deemed appropriate.

    With respect to the additional Common Shares registered pursuant to such Registration Statement as filed and as it may be amended, it is our opinion that the additional Common Shares when issued and paid for pursuant to the Plan will be validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion with the Commission.

                                            Very truly yours,

                                            /s/ Frost & Jacobs LLP



463320.01